Filed Pursuant to Rule 424(b)(2)
                                                  Registration Nos. 333-65178
                                                                    333-65178-01
                                                                    333-65178-02
                                                                    333-65178-03

           Prospectus Supplement to Prospectus dated August 7, 2001.

                                  $400,000,000
                     SOUTHERN COMPANY CAPITAL FUNDING, INC.

                Series A 5.30% Senior Notes due February 1, 2007
                     Fully and Unconditionally Guaranteed By

                             (Southern Company Logo)

                             ----------------------
     The Series A Senior Notes bear interest at the rate of 5.30% per year. Interest on the Series A Senior Notes is payable semiannually on February 1 and August 1 of each year, beginning August 1, 2002. The Series A Senior Notes will mature on February 1, 2007. The Series A Senior Notes are not redeemable prior to maturity. The Series A Senior Notes do not have the benefit of any sinking fund.

     The Southern Company will unconditionally and irrevocably guarantee the due and punctual payment of principal, premium, if any, and interest on the Series A Senior Notes. The Series A Senior Notes Guarantee will be unsecured and will rank equally with all of The Southern Company's other unsecured indebtedness and will be effectively subordinated to all secured debt of The Southern Company.
                             ----------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                          Per Senior Note         Total
                                                          ---------------      ------------
Initial public offering price...........................      99.835%          $399,340,000
Underwriting discount...................................       0.600%          $  2,400,000
Proceeds, before expenses, to The Southern Company......      99.235%          $396,940,000

     The public offering price set forth above does not include accrued interest, if any. Interest on the Series A Senior Notes will accrue from the date of original issuance of the Series A Senior Notes, expected to be February 1, 2002.
                             ----------------------

     The underwriters expect to deliver the Series A Senior Notes in book-entry form only through The Depository Trust Company against payment in New York, New York on February 1, 2002.

GOLDMAN, SACHS & CO.
        BARCLAYS CAPITAL
               COMMERZBANK SECURITIES
                        JPMORGAN
                               WACHOVIA SECURITIES
                                       THE WILLIAMS CAPITAL GROUP, L.P.
                             ----------------------
                 Prospectus Supplement dated January 29, 2002.

                              THE SOUTHERN COMPANY

     The Southern Company ("Southern") was incorporated under the laws of Delaware on November 9, 1945. Southern is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of Southern are located at 270 Peachtree Street, N.W., Atlanta, Georgia 30303, and the telephone number is
(404) 506-5000.

                     SOUTHERN COMPANY CAPITAL FUNDING, INC.

     Southern Company Capital Funding, Inc. ("Capital") was established to obtain financing for Southern and direct and indirect subsidiaries of Southern other than the operating affiliates. Capital does not and will not engage in business activities other than such financing.

     Capital was incorporated under the laws of Delaware on January 24, 1997 and is an indirect wholly-owned subsidiary of Southern. The principal executive offices of Capital are located at 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803, and the telephone number is (302) 478-3473.

                         SELECTED FINANCIAL INFORMATION

     The following data of Southern is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing herein, in the accompanying Prospectus or in the documents incorporated herein by reference.

                                                     YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------
                                          1997     1998     1999     2000        2001
                                         ------   ------   ------   -------   -----------
                                                    (MILLIONS, EXCEPT RATIOS) (UNAUDITED)
Operating Revenues....................   $8,774   $9,499   $9,317   $10,066     $10,155
Earnings From Continuing Operations
  Before Interest and Income Taxes....    2,350    2,380    2,265     2,429       2,413
Earnings From Continuing Operations
  Before Cumulative Effect of
  Accounting Change...................      990      986      915       994       1,119
Consolidated Net Income...............      972      977    1,276     1,313       1,262
Ratio of Earnings to Fixed
  Charges(1)..........................     3.52     3.36     3.03      2.84        3.19
Ratio of Earnings to Fixed Charges
  Plus Preferred Dividend Requirements
  (Pre-Income Tax Basis)(2)...........     3.20     3.18     2.91      2.74        3.08

                                                                 CAPITALIZATION
                                                            AS OF SEPTEMBER 30, 2001
                                                            -------------------------
                                                            ACTUAL    AS ADJUSTED(3)
                                                            -------   ---------------
                                                                (MILLIONS, EXCEPT
                                                                  PERCENTAGES)
Common Stock Equity......................................   $ 7,972   $ 7,972    40.6%
Cumulative Preferred Stock...............................       368       368     1.9
Company Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiaries Substantially All of Whose
  Assets are Junior Subordinated Debentures or Notes.....     2,246     2,276    11.6
Senior Notes.............................................     4,458     5,003    25.4
Other Long-Term Debt.....................................     3,483     4,031    20.5
                                                            -------   -------   -----
          Total, excluding amounts due within one year of
            $529 million.................................   $18,527   $19,650   100.0%
                                                            =======   =======   =====

---------------

(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings From Continuing Operations Before Interest and Income Taxes" the debt portion of allowance for funds used during construction; and
    (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(2) In computing this ratio, "Preferred Dividend Requirements" represent the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
(3) Reflects (i) the issuance in October 2001 by Gulf Power Company of $75,000,000 aggregate principal amount of Series D 6.10% Senior Notes due September 30, 2016; (ii) the issuance in November 2001 by Gulf Power Capital Trust III of $30,000,000 aggregate liquidation amount of its 7.375% Trust Preferred Securities for the benefit of Gulf Power Company; (iii) the issuance in November 2001 and January 2002 by Southern Power Company of $293,000,000 and $239,000,000, respectively, aggregate principal amounts of variable rate long term notes due November 15, 2004; (iv) Georgia Power Company's obligations in connection with the sale in December 2001 of $19,500,000 of Development Authority of Appling County Pollution Control Revenue Bonds (Georgia Power Company Plant Hatch Project), Second Series 2001; (v) the issuance in January 2002 by Gulf Power Company of $45,000,000 aggregate principal amount of Series E 6.00% Senior Notes due January 30, 2012; (vi) the proposed redemption in March 2002 by Alabama Power Company of $4,000,000 principal amount of its First Mortgage Bonds, 7 3/4% Series due February 1, 2023; (vii) the proposed issuance in February 2002 by Capital of $25,000,000 aggregate principal amount of Series B Floating Rate Senior Notes due February 1, 2004; and (viii) the proposed issuance of the Series A Senior Notes offered hereby.

                          RECENT RESULTS OF OPERATIONS

     For the year ended December 31, 2001, the unaudited amounts for "Operating Revenues," "Earnings From Continuing Operations Before Interest and Income Taxes," "Earnings From Continuing Operations Before Cumulative Effect of Accounting Change" and "Consolidated Net Income" of Southern were $10,155,000,000, $2,413,000,000, $1,119,000,000 and $1,262,000,000,
respectively. In the opinion of the management of Southern, the above unaudited amounts for the year ended December 31, 2001 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 2001 were 3.19 and 3.08, respectively.

                                 USE OF PROCEEDS

     The proceeds from the sale of the Series A Senior Notes will be remitted to Southern and applied by Southern to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $1,126,000,000 as of January 28, 2002.

                    DESCRIPTION OF THE SERIES A SENIOR NOTES

     Set forth below is a description of the specific terms of the Series A 5.30% Senior Notes due February 1, 2007 (the "Series A Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture, as supplemented (the "Senior Note Indenture"), among Capital, Southern, as guarantor, and The Bank of New York, as trustee (the "Senior Note Indenture Trustee").

GENERAL

     The Series A Senior Notes will be issued as a series of Senior Notes under the Senior Note Indenture. The Series A Senior Notes will initially be issued in the aggregate principal amount of $400,000,000. Capital may, without the consent of the holders of the Series A Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series A Senior Notes. Any additional notes having such similar terms, together with the Series A Senior Notes, will constitute a single series of Senior Notes under the Senior Note Indenture.

     The entire principal amount of the Series A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 1, 2007. The Series A Senior Notes are not subject to any sinking fund provision. The Series A Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series A Senior Note shall bear interest at the rate of 5.30% per annum from the date of original issuance, payable semiannually in arrears on February 1 and August 1 of each year (each, an "Interest Payment Date") to the person in whose name such Series A Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date. The initial Interest Payment Date is August 1, 2002. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

RANKING

     The Series A Senior Notes will be direct, unsecured and unsubordinated obligations of Capital ranking pari passu with all other unsecured and unsubordinated obligations of Capital. The Series A Senior Notes will be effectively subordinated to all secured debt of Capital. At September 30, 2001, Capital had no outstanding secured debt. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by Capital.

REDEMPTION

     The Series A Senior Notes will not be redeemable by Capital prior to maturity.

SERIES A SENIOR NOTES GUARANTEE

     Pursuant to the Subordinated Note Indenture, Southern will irrevocably and unconditionally guarantee the Series A Senior Notes as described under "Description of the Series A Senior Notes Guarantee."

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series A Senior Notes. The Series A Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series A Senior Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Series A Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series A Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Senior Notes. Transfers of ownership interests in the Series A Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Senior Notes, except in the event that use of the book-entry system for the Series A Senior Notes is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Series A Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series A Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC, Capital or Southern, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series A Senior Note will not be entitled to receive physical delivery of Series A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series A Senior Note.

     DTC may discontinue providing its services as securities depositary with respect to the Series A Senior Notes at any time by giving reasonable notice to Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Series A Senior Notes certificates will be printed and delivered to the holders of record. Additionally, Capital or Southern may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Senior Notes. In that event, certificates for the Series A Senior Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Capital and Southern believe to be reliable, but Capital and Southern take no responsibility for the accuracy thereof. Capital and Southern have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

               DESCRIPTION OF THE SERIES A SENIOR NOTES GUARANTEE

     Pursuant to the Senior Note Indenture, Southern will irrevocably and unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest on the Series A Senior Notes when and as the same shall become due and payable, at maturity or otherwise. The Series A Senior Notes Guarantee will constitute a direct, unsecured and unsubordinated obligation of Southern and will rank pari passu with all other unsecured and unsubordinated debt that may be issued by Southern. The Series A Senior Notes Guarantee will be effectively subordinated to all secured debt of Southern. As of September 30, 2001, Southern had no secured debt outstanding. Since Southern is a holding company, the right of Southern and, hence, the right of creditors of Southern (including holders of Series A Senior Notes) to participate in any distribution of the assets of any subsidiary of Southern, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each such subsidiary.

                                  UNDERWRITING

    Southern, Capital and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Series A Senior Notes. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Series A Senior Notes indicated in the following table.

                                                                       Principal
                                                                       Amount of
                                                                 Series A Senior
                       Underwriters                               Notes
                       ------------                          ---------------
Goldman, Sachs & Co. ......................................   $240,000,000]
Barclays Capital Inc. .....................................     32,000,000
Commerzbank Capital Markets Corp. .........................     32,000,000
First Union Securities, Inc. ..............................     32,000,000
J.P. Morgan Securities Inc. ...............................     32,000,000
The Williams Capital Group, L.P. ..........................     32,000,000
                                                              ------------
         Total.............................................   $400,000,000
                                                              ============

    The Underwriters are committed to take and pay for all of the Series A Senior Notes being offered, if any are taken.

    Series A Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Series A Senior Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35% of the principal amount of Series A Senior Notes. Any such securities dealers may resell any Series A Senior Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of Series A Senior Notes. If all the Series A Senior Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

    The Series A Senior Notes are a new issue of securities with no established trading market. Southern and Capital have been advised by the Underwriters that the Underwriters intend to make a market in the Series A Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Senior Notes.

    In connection with the offering of the Series A Senior Notes, the Underwriters may purchase and sell Series A Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Series A Senior Notes than they are required to purchase in the offering of the Series A Senior Notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series A Senior Notes while the offering of the Series A Senior Notes is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Series A Senior Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Series A Senior Notes. As a result, the price of the Series A Senior Notes may by higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Each Underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any Series A Senior Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Series A Senior Notes in circumstances in which section 21(1) of the FSMA does not apply to Capital or Southern; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series A Senior Notes in, from or otherwise involving the United Kingdom.

    Southern estimates that its expenses related to the offering of the Series A Senior Notes, excluding underwriting discounts and commissions, will be approximately $400,000.

    Southern has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Underwriters and their affiliates engage in transactions with and perform services for Southern in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with Southern or its affiliates.

PROSPECTUS

                                 $1,000,000,000

                     SOUTHERN COMPANY CAPITAL FUNDING, INC.
                                  SENIOR NOTES
                            JUNIOR SUBORDINATED NOTES
                            FULLY AND UNCONDITIONALLY
                                  GUARANTEED BY

                              THE SOUTHERN COMPANY

                          ---------------------------

                        SOUTHERN COMPANY CAPITAL TRUST VI
                       SOUTHERN COMPANY CAPITAL TRUST VII
                           TRUST PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                              THE SOUTHERN COMPANY

                          ---------------------------

     We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable prospectus supplement carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------

August 7, 2001

                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process under the Securities Act of 1933, as amended (the "1933 Act"). Under the shelf process, Southern Company Capital Funding, Inc. ("Capital") may sell, in one or more transactions,

     - senior notes (the "Senior Notes")

     - junior subordinated notes (the "Junior Subordinated Notes")

and Southern Company Capital Trust VI and Southern Company Capital Trust VII (individually, a "Trust" and collectively, the "Trusts") may sell

     - trust preferred and capital securities (the "Preferred Securities")

in one or more offerings up to a total dollar amount of $1,000,000,000. The Senior Notes, the Junior Subordinated Notes and the Preferred Securities will be guaranteed by The Southern Company ("Southern") to the extent described herein. This Prospectus provides a general description of those securities. Each time Capital or a Trust sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering ("Prospectus Supplement"). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading "Available Information."

                              AVAILABLE INFORMATION

     Southern, Capital and the Trusts have filed with the Commission a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments thereof and exhibits thereto) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made.

     Southern is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including Southern that file electronically at http://www.sec.gov. In addition, reports and other material concerning Southern may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Exchange the common stock of Southern is listed.

     No separate financial statements of Capital or any Trust have been included herein. Southern, Capital and the Trusts do not consider that such financial statements would be material to holders of the securities because each of Capital and each Trust is a special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than, in the case of Capital, obtaining financing for Southern and direct and indirect subsidiaries of Southern other than the operating affiliates (as defined below) and, in the case of each Trust, holding as trust assets Junior Subordinated Notes, issuing Trust Securities (as defined below) and engaging in other activities as are necessary, advisable or incidental thereto. See "Southern Company Capital Funding, Inc.," "Description of the Preferred Securities," "Description of the Junior Subordinated Notes," "Description of the Junior Subordinated Notes Guarantees" and "Description of the Preferred Securities Guarantees." In addition, Southern does not expect that Capital or any Trust will file reports, proxy statements and other information under the 1934 Act with the Commission.
                                        2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by Southern with the Commission pursuant to the 1934 Act and are incorporated herein by reference and made a part of this Prospectus:

          (a) Southern's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

          (b) Southern's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

          (c) Southern's Current Reports on Form 8-K dated February 28, 2001 and April 2, 2001.

     All documents filed by Southern with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     SOUTHERN WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO TOMMY CHISHOLM, SECRETARY, THE SOUTHERN COMPANY, 270 PEACHTREE STREET, N.W., ATLANTA, GEORGIA 30303, TELEPHONE: (404) 506-5000.

                              THE SOUTHERN COMPANY

     Southern was incorporated under the laws of Delaware on November 9, 1945. Southern is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of Southern are located at 270 Peachtree Street, N.W., Atlanta, Georgia 30303, and the telephone number is (404) 506-5000.

     Southern owns all the outstanding common stock of Alabama Power Company ("ALABAMA"), Georgia Power Company ("GEORGIA"), Gulf Power Company ("GULF"), Mississippi Power Company ("MISSISSIPPI") and Savannah Electric and Power Company ("SAVANNAH")(ALABAMA, GEORGIA, GULF, MISSISSIPPI and SAVANNAH being collectively referred to herein as the "operating affiliates"), each of which is an operating public utility company, and of Southern Company Services, Inc. (the system service company). ALABAMA and GEORGIA each own 50% of the outstanding common stock of Southern Electric Generating Company ("SEGCO"). The operating affiliates supply electric service in the states of Alabama, Georgia, Florida, Mississippi and Georgia, respectively, and SEGCO owns generating units at a large electric generating station which supplies power to ALABAMA and GEORGIA. Southern also owns all the outstanding common stock of Southern Communications Services, Inc. ("Southern LINC"), Southern Nuclear Operating Company, Inc. ("Southern Nuclear"), Southern Power Company ("Southern Power") and Southern Management Development, Inc. ("Management"). Southern LINC provides digital wireless communications services to Southern's integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Nuclear provides services to ALABAMA and GEORGIA's nuclear plants. Southern Power, formed in January 2001, will be the primary growth engine for Southern's market-based energy business. Management is an energy-related company.

                     SOUTHERN COMPANY CAPITAL FUNDING, INC.

     Capital was established to obtain financing for Southern and direct and indirect subsidiaries of Southern other than the operating affiliates. Capital does not and will not engage in business activities other than such financing.

     Capital was incorporated under the laws of Delaware on January 24, 1997 and is an indirect wholly-owned subsidiary of Southern. The principal executive offices of Capital are located at 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803, and the telephone number is (302) 478-3473.

                                   THE TRUSTS

     Each Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on September 28, 1998. Each Trust's business is defined in a trust agreement, executed by Capital, as Depositor, and the Delaware Trustee thereunder. The trust agreement of each Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (each, a "Trust Agreement"). Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). Capital will own all of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of each Trust. The Trust Securities represent undivided beneficial interests in the assets of the respective Trusts. Each Trust exists for the exclusive purposes of (i) issuing its Trust Securities representing undivided beneficial interests in the assets of such Trust, (ii) investing the gross proceeds of its Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

     Each Trust's business and affairs will be conducted by its trustees, which shall be appointed by Capital as the holder of the Common Securities: two employees of a subsidiary of Southern as Administrative Trustees; Bankers Trust Company as Property Trustee; and Bankers Trust (Delaware) as Delaware Trustee (collectively, the "Securities Trustees"). The Property Trustee of each Trust will act as the indenture trustee with respect to such Trust for purposes of compliance with the provisions of the 1939 Act.

     The principal place of business of each Trust shall be c/o Southern, 270 Peachtree Street, N.W., Atlanta, Georgia 30303, telephone (404) 506-5000, Attn:
Secretary.

     Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for further information concerning such Trust.

                       ACCOUNTING TREATMENT OF THE TRUSTS

     For financial reporting purposes, the Trusts will be treated as subsidiaries of Southern and, accordingly, the accounts of the Trusts will be included in the consolidated financial statements of Southern. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of Southern, and appropriate disclosures concerning the Preferred Securities, the Preferred Securities Guarantees (as defined below), the Junior Subordinated Notes and the Junior Subordinated Notes Guarantees (as defined below) will be included in the notes to the consolidated financial statements. For financial reporting purposes, Southern will record distributions payable on the Preferred Securities as an expense.

                                 CERTAIN RATIOS

     The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

                                                                                         TWELVE
                                                                                         MONTHS
                                                       YEAR ENDED DECEMBER 31,            ENDED
                                                 ------------------------------------   MARCH 31,
                                                 1996    1997    1998    1999    2000     2001
                                                 ----    ----    ----    ----    ----   ---------
Ratio of Earnings to Fixed Charges(1)..........  3.68    2.87    2.46    2.74    2.84     2.90
Ratio of Earnings to Fixed Charges Plus
  Preferred Dividend Requirements
  (Pre-Income Tax Basis)(2)....................  3.12    2.67    2.38    2.68    2.74     2.80

---------------

(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Interest, Minority Interests and Income Taxes" the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(2) In computing this ratio, "Preferred Dividend Requirements" represent the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

                                 USE OF PROCEEDS

     Each Trust will invest the proceeds received from the sale of its Trust Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by Southern from such investment and any proceeds received from the sale of Senior Notes or other sales of Junior Subordinated Notes will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                         DESCRIPTION OF THE SENIOR NOTES

     Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture to be entered into among Southern, Capital and The Bank of New York, as trustee (the "Senior Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is hereinafter referred to as the "Senior Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Senior Note Indenture.

GENERAL

     The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank pari passu with all other unsecured and unsubordinated debt of Capital. The Senior Notes will be effectively subordinated to all secured debt of Capital. At March 31, 2001, Capital had no outstanding secured debt. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued thereunder and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives Capital the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered thereby: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such

Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of Capital; (vii) the obligation, if any, of Capital to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of Southern and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount thereof, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity thereof; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of Capital as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.

     The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving Southern or Capital.

SENIOR NOTES GUARANTEE

     Pursuant to the Senior Note Indenture, Southern will irrevocably and unconditionally guarantee (each, a "Senior Notes Guarantee") the Senior Notes as described under "Description of the Senior Notes Guarantees."

EVENTS OF DEFAULT

     The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes of such series:

          (a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

          (b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

          (c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

          (d) failure to observe or perform any other covenant or warranty in the Senior Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to Southern and Capital from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

          (e) certain events of bankruptcy, insolvency or reorganization of Southern or Capital; or

          (f) the Senior Notes Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to Southern and Capital (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration, such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and Southern or Capital has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

     The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Senior Note of such series affected thereby.

REGISTRATION AND TRANSFER

     Capital shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Capital may designate from time to time, except that, at the option of Capital, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. Capital may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All moneys paid by Capital to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Capital, and the holder of such Senior Notes will thereafter look only to Capital for payment thereof.

MODIFICATION

     The Senior Note Indenture contains provisions permitting Capital, Southern and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected thereby, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such
                                        7
payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults thereunder and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.

     In addition, Capital, Southern and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.

CONSOLIDATION, MERGER AND SALE

     Neither Southern nor Capital shall consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture and the Senior Notes Guarantee on the part of Southern or Capital, as the case may be, to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) Southern or Capital, as the case may be, has delivered to the Senior Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SENIOR NOTE INDENTURE TRUSTEE

     The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior
Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     Southern and certain of its subsidiaries maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York serves as trustee under other indentures pursuant to which securities of subsidiaries of Southern are outstanding.

GOVERNING LAW

     The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     Each of Southern and Capital will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of Southern; provided, that, in the event of any such assignment, Southern or Capital, as the case may be, will remain primarily liable for all such obligations. Subject to the foregoing, the Senior
Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                   DESCRIPTION OF THE SENIOR NOTES GUARANTEES

     Pursuant to the Senior Note Indenture, Southern will irrevocably and unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest on the Senior Notes when and as the same shall become due and payable. Each Senior Notes Guarantee will constitute an unsecured and unsubordinated obligation of Southern and will rank pari passu with all other unsecured and unsubordinated debt that may be issued by Southern. The Senior Notes Guarantees will be effectively subordinated to all secured debt of Southern. As of March 31, 2001, Southern had no secured debt. Since Southern is a holding company, the right of Southern and, hence, the right of creditors of Southern (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of Southern, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each such subsidiary.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

     Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture, dated as of June 1, 1997, among Southern, Capital and Bankers Trust Company, as trustee (the "Subordinated Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is hereinafter referred to as the "Subordinated
Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Subordinated
Note Indenture.

GENERAL

     The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued thereunder and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives Capital the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes, unless otherwise provided.

     Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered thereby: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of Capital, (vii) the obligation, if any, of Capital to redeem or purchase such Junior

Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of Southern and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount thereof, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity thereof; (xi) any deletions from, modifications of or additions to the Subordinated Note Indenture Events of Default or covenants of Capital or Southern as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of Capital to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes. The terms of each series of Junior Subordinated Notes issued to a Trust will correspond to those of the related Preferred Securities of such Trust as described in the Prospectus Supplement relating to such Preferred Securities.

     The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving Southern or Capital.

SUBORDINATION

     The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of Capital. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined herein)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of Capital to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of Capital, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

     The term "Senior Indebtedness" means, with respect to any person, (i) any payment due in respect of indebtedness of such person, whether outstanding at the date of execution of the Subordinated Note Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such person that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which such person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such person (whether or not such obligation is assumed by such person), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among such person and its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

ADDITIONAL INTEREST

     "Additional Interest" is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is a Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest thereon from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

JUNIOR SUBORDINATED NOTES GUARANTEE

     Pursuant to the Subordinated Note Indenture, Southern will irrevocably and unconditionally guarantee (each, a "Junior Subordinated Notes Guarantee") the Junior Subordinated Notes as described under "Description of the Junior Subordinated Notes Guarantees."

CERTAIN COVENANTS

     Southern and Capital each covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that,
(i) if at such time Capital shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time Southern shall be in default with respect to its payment or other obligations under (A) the Preferred Securities Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes or (B) the Junior Subordinated Notes Guarantee, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time a Subordinated Note Indenture Event of Default with respect to such series of Junior Subordinated Notes shall have occurred and be continuing,
(a) neither Southern nor Capital shall declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) neither Southern nor Capital shall make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by it which rank pari passu with or junior to the Junior Subordinated Notes or the Junior Subordinated Notes Guarantee. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of Southern's or Capital's capital stock or the exchange or conversion of one class or series of Southern's or Capital's capital stock for another class or series of Southern's or Capital's capital stock, (ii) the purchase of fractional interests in shares of Southern's or Capital's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of Southern or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders' rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

     The Subordinated Note Indenture further provides that, for so long as the Trust Securities of any Trust remain outstanding, Capital covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Trust; provided, however, that any permitted successor of Capital or Southern under the Subordinated Note Indenture may succeed to Capital's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause such Trust
(a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of such Trust, the redemption of all of the Trust Securities of such Trust, or certain mergers, consolidations or amalgama-

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




tions, each as permitted by the related Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT

     The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes of such series:

          (a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture) in respect thereof, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by Capital shall not constitute a default in the payment of interest for this purpose; or

          (b) failure for 10 days to pay Additional Interest (as defined in clause (i) of the definition thereof in the Subordinated Note Indenture); or

          (c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

          (d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

          (e) failure to observe or perform any other covenant or warranty in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to Southern and Capital from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

          (f) certain events of bankruptcy, insolvency or reorganization of Southern or Capital; or

          (g) the Junior Subordinated Notes Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to Southern and Capital (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration, such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and Southern or Capital has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated
Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

     A holder of Preferred Securities may institute a legal proceeding directly against Southern and Capital, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the
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




related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Junior Subordinated Note of such series affected thereby.

REGISTRATION AND TRANSFER

     Capital shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

PAYMENT AND PAYING AGENT

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as Capital may designate from time to time, except that, at the option of Capital, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. Capital may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

     All monies paid by Capital to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Capital, and the holder of such Junior Subordinated Notes will thereafter look only to Capital for payment thereof.

MODIFICATION

     The Subordinated Note Indenture contains provisions permitting Capital, Southern and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected thereby, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount thereof or the rate of interest (including Additional Interest) thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults thereunder and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify
                                       13
any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) reduce any amount payable under, delay or defer the required time of payment under, or impair the right to institute suit to enforce any payment under the Junior Subordinated Notes Guarantee, or (v) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes or the Junior Subordinated Notes Guarantee in a manner adverse to such holder.

     In addition, Capital, Southern and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

CONSOLIDATION, MERGER AND SALE

     Neither Southern nor Capital shall consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated
Note Indenture and the Junior Subordinated Notes Guarantee on the part of Southern or Capital, as the case may be, to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) Southern or Capital, as the case may be, has delivered to the Subordinated Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SUBORDINATED NOTE INDENTURE TRUSTEE

     The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated
Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     Bankers Trust Company, the Subordinated Note Indenture Trustee, also serves as Property Trustee and as Guarantee Trustee. Southern and certain of its subsidiaries maintain deposit accounts and banking relationships with Bankers Trust Company. Bankers Trust Company serves as trustee under other indentures pursuant to which securities of subsidiaries of Southern are outstanding.

GOVERNING LAW

     The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     Each of Southern and Capital will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of Southern; provided, that, in the event of any such assignment, Southern or Capital, as the case may be, will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

            DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES GUARANTEES

     Pursuant to the Subordinated Note Indenture, Southern will irrevocably and unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest (including any Additional Interest) on the Junior Subordinated Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise. Each Junior Subordinated Notes Guarantee will constitute an unsecured obligation of Southern and will rank subordinate and junior to all Senior Indebtedness that may be issued by Southern. As of March 31, 2001, Senior Indebtedness of Southern aggregated approximately $728,000,000. Since Southern is a holding company, the right of Southern and, hence, the right of creditors of Southern (including the holders of the Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of Southern, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each such subsidiary.

                     DESCRIPTION OF THE PREFERRED SECURITIES

     Each Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Trust will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities of such Trust. The Preferred Securities of each Trust will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement of such Trust. Reference is made to the Prospectus Supplement relating to the Preferred Securities of a Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities of such Trust and the date or dates on which such distributions shall be payable; (iv) whether distributions on such Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on such Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of such Trust to the holders of the Preferred Securities of such Trust upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the obligation, if any, of such Trust to purchase or redeem such Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the date or dates, if any, after which such Preferred Securities may be converted or exchanged at the option of the holder into or for shares of common stock of Southern or debt securities of Capital and the terms for any such conversion or exchange; (viii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement of such Trust; (ix) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (x) any other relative rights, preferences, privileges, limitations or restrictions of such Preferred Securities not inconsistent with the Trust Agreement of such Trust or applicable law. All Preferred Securities offered hereby will be guaranteed by Southern to the extent set forth under "Description of the Preferred Securities Guarantees." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantees that will be executed and delivered by Southern for the benefit of the holders of Preferred Securities of the respective Trusts from time to time. Each Preferred Securities Guarantee will be qualified as an indenture under the 1939 Act. Bankers Trust Company will act as indenture trustee under each Preferred Securities Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the respective Preferred Securities Guarantees will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantees, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. Each Preferred Securities Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities to which it relates.

GENERAL

     Pursuant to each Preferred Securities Guarantee, Southern will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related Preferred Securities, the Guarantee Payments (as defined herein), to the extent not paid by, or on behalf of, the related Trust, regardless of any defense, right of set-off or counterclaim that Southern may have or assert against any person. The following payments or distributions with respect to the Preferred Securities of any Trust to the extent not paid or made by, or on behalf of, such Trust will be subject to the Preferred Securities Guarantee related thereto (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities of such Trust but if and only if and to the extent that such Trust has funds legally and immediately available therefor; (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by such Trust, but if and only to the extent such Trust has funds legally and immediately available therefor; and (iii) upon a dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of such Trust or the redemption of all of the Preferred Securities of such Trust), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of such Trust to the date of payment, to the extent such Trust has funds legally and immediately available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of Preferred Securities of such Trust in liquidation of such Trust (the "Guarantee Payments"). Southern's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Southern to the holders of the related Preferred Securities or by causing the related Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will be a guarantee of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of such Preferred Securities, but will not apply to the payment of distributions and other payments on such Preferred Securities when the related Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. IF CAPITAL DOES NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE UNDER ANY TRUST, SUCH TRUST WILL NOT MAKE DISTRIBUTIONS ON ITS PREFERRED SECURITIES.

SUBORDINATION

     Southern's obligations under each Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of Southern and will rank (i) subordinate and junior in right of payment to all other liabilities of Southern, except those obligations or liabilities made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Southern and with any guarantee now or hereafter entered into by Southern in respect of any preferred or preference
                                       16
securities of any affiliate of Southern, and (iii) senior to all common stock of Southern. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee related thereto. Southern has outstanding common stock that ranks junior to the Preferred Securities Guarantees.

     Each Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially and adversely affect the rights of holders of the related Preferred Securities (in which case no consent will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in each Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Southern and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate and be of no further force and effect as to the related Preferred Securities upon full payment of the Redemption Price of all such Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of such Preferred Securities, or upon full payment of the amounts payable upon liquidation of the related Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid with respect to such Preferred Securities or under such Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under each Preferred Securities Guarantee will occur upon the failure by Southern to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which any Preferred Securities Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Preferred Securities Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Southern to enforce its rights under such Preferred Securities Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities of any series may, by vote, on behalf of the holders of all the Preferred Securities of such series, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of any event of default with respect to any Preferred Securities Guarantee and after the curing or waiving of all events of default with respect to such Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Preferred Securities Guarantee at the request of any holder of the related Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     Bankers Trust Company, the Guarantee Trustee, also serves as Property Trustee and as Subordinated Note Indenture Trustee. Southern and certain of its subsidiaries maintain deposit accounts and banking relationships with Bankers Trust Company. Bankers Trust Company serves as trustee under other indentures pursuant to which securities of subsidiaries of Southern are outstanding.

GOVERNING LAW

     Each Preferred Securities Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE AGREEMENTS AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by Southern under each Trust Agreement, Southern will irrevocably and unconditionally guarantee to each person or entity to whom each Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of such Trust, other than obligations of such Trust to pay to the holders of the related Preferred Securities or other similar interests in such Trust the amounts due such holders pursuant to the terms of such Preferred Securities or such other similar interests, as the case may be.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
   THE JUNIOR SUBORDINATED NOTES, THE PREFERRED SECURITIES GUARANTEES AND THE
                      JUNIOR SUBORDINATED NOTES GUARANTEES

     As long as payments of interest and other payments are made when due on each series of Junior Subordinated Notes issued to a Trust, such payments will be sufficient to cover distributions and payments due on the related Trust Securities of such Trust primarily because (i) the aggregate principal amount of each series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on each series of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the related Preferred Securities; (iii) Southern shall pay for all costs and expenses of each Trust pursuant to the Agreements as to Expenses and Liabilities; and (iv) each Trust Agreement provides that the Securities Trustees thereunder shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds therefor are legally and immediately available) will be guaranteed by Southern as and to the extent set forth under "Description of the Preferred Securities Guarantees." If Capital does not make interest payments on any series of Junior Subordinated Notes, it is not expected that the related Trust will have sufficient funds to pay distributions on its Preferred Securities. Each Preferred Securities Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related Trust has sufficient funds legally and immediately available for the payment of such distributions.

     If Capital fails to make interest or other payments on any series of Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism whereby the holders of the related Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes of such series and the related Junior Subordinated Notes Guarantee, including proceeding directly against Capital to enforce such Junior Subordinated Notes and against Southern to enforce such Junior Subordinated Notes Guarantee. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes or the related Junior Subordinated Notes Guarantee, to the fullest extent permitted by applicable law, any holder of related Preferred Securities may institute a legal proceeding directly against Capital to enforce the Property Trustee's rights under such series of Junior Subordinated Notes and against Southern to enforce such Junior Subordinated Notes Guarantee without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a
                                       18
holder of Preferred Securities may institute a legal proceeding directly against Southern and Capital, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

     If Southern fails to make payments under any Preferred Securities Guarantee, such Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities to which such Preferred Securities Guarantee relates may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against Southern to enforce the Guarantee Trustee's rights under the related Preferred Securities Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

     Together, each Junior Subordinated Notes Guarantee, each Preferred Securities Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the related Trust Agreement and the related Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by Southern and Capital of the payments due on the related series of Preferred Securities.

     Upon any voluntary or involuntary dissolution, winding-up or termination of any Trust, unless Junior Subordinated Notes of the related series are distributed in connection therewith, the holders of Preferred Securities of such Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of Capital, the Property Trustee, as holder of the related series of Junior Subordinated Notes, would be a subordinated creditor of Capital, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of Capital receive payments or distributions. Because Southern is guarantor under each Preferred Securities Guarantee and each Junior Subordinated Notes Guarantee and has agreed to pay for all costs, expenses and liabilities of each Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the related Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to stockholders of Southern in the event of liquidation or bankruptcy of Southern would be substantially the same.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Notes of any series would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes of such series except that failure to make interest payments on the Junior Subordinated Notes of such series will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     Capital may sell the Senior Notes and the Junior Subordinated Notes and the Trusts may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to any series of Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to Southern, Capital or the applicable Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any

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




discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

     If underwriters participate in the sale, such Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with Southern, Capital and/or the applicable Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, Southern in the ordinary course of business.

     Each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                  LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of Capital and the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Capital and the Trusts. The validity of the Senior Notes, the Junior Subordinated Notes, the Senior Notes Guarantees and the Junior Subordinated Notes Guarantees and certain matters relating thereto will be passed upon on behalf of Southern and Capital by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                     EXPERTS

     The financial statements and schedules of Southern included in Southern's Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                       20


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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Series A Senior Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                                    Page
                                                    ----
The Southern Company..............................   S-1
Southern Company Capital Funding, Inc. ...........   S-1
Selected Financial Information....................   S-1
Recent Results of Operations......................   S-2
Use of Proceeds...................................   S-3
Description of the Series A Senior Notes..........   S-3
Description of the Series A Senior Notes
  Guarantee.......................................   S-5
Underwriting......................................   S-6

                       Prospectus

About this Prospectus.............................     2
Available Information.............................     2
Incorporation of Certain Documents by Reference...     3
The Southern Company..............................     3
Southern Company Capital Funding, Inc.............     3
The Trusts........................................     4
Accounting Treatment of the Trusts................     4
Certain Ratios....................................     5
Use of Proceeds...................................     5
Description of the Senior Notes...................     5
Description of the Senior Notes Guarantees........     9
Description of the Junior Subordinated Notes......     9
Description of the Junior Subordinated Notes
  Guarantees......................................    15
Description of the Preferred Securities...........    15
Description of the Preferred Securities
  Guarantees......................................    16
Relationship Among the Preferred Securities, the
  Junior Subordinated Notes, the Preferred
  Securities Guarantees and the Junior
  Subordinated Notes Guarantees...................    18
Plan of Distribution..............................    19
Legal Matters.....................................    20
Experts...........................................    20

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                                  $400,000,000

                                SOUTHERN COMPANY
                             CAPITAL FUNDING, INC.

                              Series A 5.30% Senior
                           Notes due February 1, 2007

                     Fully and unconditionally guaranteed by
                             ----------------------

                             (Southern Company Logo)

                             ----------------------
                              GOLDMAN, SACHS & CO.
                                BARCLAYS CAPITAL
                             COMMERZBANK SECURITIES
                                    JPMORGAN
                               WACHOVIA SECURITIES
                        THE WILLIAMS CAPITAL GROUP, L.P.

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